UNITED FINANCIAL HOLDINGS, INC.
                                AND SUBSIDIARIES

          CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                        December 31, 1998, 1997 and 1996

                         UNITED FINANCIAL HOLDINGS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page

Report of Independent Certified Public Accountants............................1

Consolidated Balance Sheets at December 31, 1998 and 1997.....................2

Consolidated Statements of Earnings for the years ended
December 31, 1998, 1997 and 1996..............................................3

Consolidated Statements of Comprehensive Income for the years ended
December 31, 1998, 1997 and 1996..............................................5

Consolidated Statement of Stockholders' Equity for the years ended
December 31, 1998, 1997 and 1996..............................................6

Consolidated Statements of Cash Flows for the years ended
December 31, 1998, 1997 and 1996..............................................7

Notes to Consolidated Financial Statements....................................9

                     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
United Financial Holdings, Inc.
St. Petersburg, Florida

We have audited the consolidated balance sheets of United Financial Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits of the consolidated financial statements referred to above, were conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating balance sheet as of December 31, 1998 and the consolidating statement of earnings for the year ended December 31, 1998, are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The consolidating information has been subjected to the audit procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Financial Holdings, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



    /s/Grant Thornton, LLP
________________________________
Grant Thornton, LLP


Tampa, Florida
January 29, 1999

                United Financial Holdings, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS
                                                        DECEMBER 31,
                                                    1998             1997
  ASSETS                                       ------------     -------------
Cash and due from banks                      $    7,966,757    $    7,336,809
Federal funds sold                                4,011,000         7,441,000
Trading securities                                  157,354                 -
Securities held to maturity, market value
of $11,435,699 and $10,212,426, respectively     11,205,629        10,097,258
Securities available for sale, at market         14,527,487        11,472,052
Loans, net                                      116,545,851        94,821,324
Premises and equipment, net                       9,274,501         9,541,801
Federal Home Loan Bank stock                        433,500           364,900
Federal Reserve Bank stock                          158,800           153,750
Accrued interest receivable                         995,458           950,042
Intangible assets, less accumulated amortization
of $1,642,935 and $1,570,288, respectively        1,451,031         1,336,494
Other real estate owned                           1,015,255                 -
Other assets                                      4,159,556         3,803,254
                                               ------------      ------------
     Total Assets                              $171,902,179      $147,318,684
                                               ============      ============
   LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand                                      $  27,741,896     $  28,384,616
  NOW and money market                           48,550,267        36,031,184
  Savings                                         4,686,318         5,245,222
  Time, $100,000 and over                        11,462,762         9,692,130
  Other time                                     46,654,262        50,865,952
                                               ------------      ------------
     Total Deposits                             139,095,505       130,219,104
Securities sold under agreements to repurchase    8,795,715         1,080,745
Accrued interest payable                            391,769           396,184
Convertible subordinated debentures                 630,000           630,000
Long-term debt                                       33,750         2,678,152
Other liabilities                                 2,184,334         1,823,337
                                               ------------       -----------
     Total Liabilities                          151,131,073       136,827,522
Company-obligated Mandatory Redeemable Capital Securities of Subsidiary
Trust Holding Solely Subordinated Debentures
Of The Company                                    6,000,000                -
STOCKHOLDERS' EQUITY
  7% convertible preferred stock, $10 par value; 150,000 shares authorized; 20,850 and 23,350 shares issued and outstanding at
  December 31, 1998 and 1997, respectively          208,500           233,500
  Common stock, $.01 par value; 20,000,000 shares authorized; 4,045,563 and 3,444,318 shares issued & outstanding at
  December 31, 1998 & 1997, respectively             40,455            34,443
  Paid-in capital                                 9,192,103         5,789,932
  Common stock subscription receivable             (393,260)                -
  Accumulated other comprehensive income            141,313            57,499
  Retained earnings                               5,581,995         4,375,788
                                                 ----------        ----------
    Total stockholders' equity                   14,771,106        10,491,162
                                                 ----------        ----------
    Total liabilities and stockholders' equity $171,902,179      $147,318,684
                                               ============      ============
The accompanying notes are an integral part of these statements.        F - 2

                United Financial Holdings, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF EARNINGS


                                        FOR THE YEARS ENDED DECEMBER 31,
                                      1998             1997           1996
                                   -----------      ------------   ------------
Interest income
  Loans and loan fees             $ 10,381,551      $  8,960,703   $  8,121,249
  Securities
  U.S. Treasury                        552,623           598,549        316,369
Obligations of other U.S. Government
  agencies and corporations            880,517           746,786        702,235
Obligations of states
  and political subdivisions           104,137            39,570         54,670
Other                                  207,938           151,612        180,517
Federal funds sold and securities purchased under
  reverse repurchase agreements        532,014           295,297        220,028
                                  ------------      ------------   ------------
   Total interest income            12,658,780        10,792,517      9,595,068

Interest expense
  NOW and money market               1,563,767           794,997        541,882
  Savings                               96,920            96,656        107,523
  Time deposits, $100,000 and over     534,471           419,007        241,685
  Other time                         2,668,754         2,603,631      2,314,600
  Long-term debt                       250,057           130,547        124,544
  Subordinated debentures issued
    to subsidiary trust                 28,198                 -              -
  Federal funds purchased and securities sold under
    agreements to repurchase           126,152            56,248         89,338
                                  ------------      ------------   ------------
 Total interest expense              5,268,319         4,101,086      3,419,572
                                  ------------      ------------   ------------
   Net interest income               7,390,461         6,691,431      6,175,496

Provision for loan losses              752,000            90,000        150,000
                                  ------------      ------------   ------------
   Net interest income after
    provision for loan losses        6,638,461         6,601,431      6,025,496

Other income

  Service charges on deposit accts     706,839           674,637        555,747
  Trust & investment mgmnt income    2,355,156         1,886,534      1,229,136
  Net trading account profit            87,354                 -              -
  Gain on sales of loans               239,498           289,720        424,611
  Gain on sale of held to
   maturity security                    78,498                 -              -
  Loan servicing fees                  147,881           164,368        153,153
  Income on cash value life insurance  136,728                 -              -
  All other fees and income            336,549           224,993        209,446
                                  ------------      ------------   ------------
          Total other income         4,088,503         3,240,252      2,572,093



(Continued on F - 4)
The accompanying notes are an integral part of these statements.          F - 3

                United Financial Holdings, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                        FOR THE YEARS ENDED DECEMBER 31,
                                      1998             1997           1996
                                   -----------      ------------   ------------
Other expense
  Salaries and employee benefits  $  4,630,580      $  4,047,859     $3,723,903
  Occupancy expense                    522,472           514,374        387,256
  Furniture and equipment expense      512,000           494,360        423,224
  Data processing expense              436,767           417,522        375,339
  Legal and professional fees          120,702           176,778        152,766
  Amortization of intangible assets     79,443            66,802        111,208
  Marketing and business development   301,611           265,472        236,608
  Directors fees                       190,662           198,750        142,645
  Telephone expense                    171,535           149,367        115,270
  Stationery, printing and supplies    137,092           151,327        141,062
  Postage expense                       90,373            79,834         71,760
  Headquarter relocation expense             -           138,314              -
  Securities writedown                       -           255,000              -
  Other operating expenses             765,849           616,236        345,081
                                   -----------      ------------   ------------
                                     7,959,086         7,571,995      6,226,122
                                   -----------      ------------   ------------
    Earnings before income taxes     2,767,878         2,269,688      2,371,467

Income tax expense (benefit)
  Current                            1,192,177           957,932        952,448
  Deferred                            (181,607)          (97,986)       (61,000)
                                   -----------      ------------   ------------
                                     1,010,570           859,946        891,448
                                   -----------      ------------   ------------

          NET EARNINGS            $  1,757,308      $  1,409,742   $  1,480,019
                                   ===========      ============   ============

Earnings Per Share:

  Basic                           $        .49      $         .41  $        .47
  Diluted                         $        .46      $         .38  $        .40

















The accompanying notes are an integral part of these statements.          F - 4

                United Financial Holdings, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                        FOR THE YEARS ENDED DECEMBER 31,
                                      1998             1997           1996
                                  ------------      ------------   ------------

Net earnings                      $  1,757,308      $  1,409,742   $  1,480,019
Other comprehensive income
  Unrealized holding gains (losses)    126,991            18,642       (103,639)
  Income tax (expense) benefit related to items of other
    comprehensive income               (43,177)           (7,015)        38,999
                                  ------------      ------------   ------------

Comprehensive income              $  1,841,122      $  1,421,369   $  1,415,379
                                  ============      ============   ============











































The accompanying notes are an integral part of these statements.          F - 5

                United Financial Holdings, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                 7%          6%
                                              Convertible Convertible
                                      Common  Preferred   Preferred   Paid-In
                                      STOCK   STOCK       STOCK       CAPITAL

Balance at December 31, 1995          $26,361 $ 982,500   $ 125,140  $4,588,669
  Net Earnings                              -         -           -           -
  2% Common Stock dividend                669         -           -     265,230
  Conversion of 6% Pref to Common Stk     996         -    (125,140)    124,098
  Conversion of 7% Pref to Common Stk   6,192  (749,000)          -     742,698
  Dividends on Common Stock                 -         -           -           -
  Dividends on Preferred Stock              -         -           -           -
  Accum other comprehensive income          -         -           -           -
  Issuance of Common Stock for cash        90         -           -      16,872
                                     --------  --------   ---------   ---------

Balance at December 31, 1996           34,308   233,500           -   5,737,567
  Net Earnings                              -         -           -           -
  Dividends on Common Stock                 -         -           -           -
  Dividends on Preferred Stock              -         -           -           -
  Accumulated other comprehensive income    -         -           -           -
  Issuance of Common Stock for cash       135         -           -      52,365
                                     --------  --------   ---------   ---------

Balance at December 31, 1997           34,443   233,500           -   5,789,932
  Net Earnings                              -         -           -           -
  Conversion of 7% Pref to Common Stock   210   (25,000)          -      24,770
  Dividends on Common Stock                 -         -           -           -
  Dividends on Preferred Stock              -         -           -           -
  Accumulated other comprehensive income    -         -           -           -
  Issuance of Common Stock in IPO       5,077         -           -   2,799,334
  Performance shares issued               320         -           -     263,787
  Issuance of Common Stock for cash       405         -           -     314,280
                                     --------  --------   ---------   ---------

Balance at December 31, 1998          $40,455 $ 208,500   $       -  $9,192,103
                                     ======== =========   =========  ==========

















(Continued on F - 6b)
The accompanying notes are an integral part of this statement.           F - 6a

                United Financial Holdings, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                    Accumu-
                                    lated
                                    Other    Stock
                                    Compre-  Sub-
                                    hensive  scription  Retained
                                    Income   Receivable Earnings    TOTAL

Balance at December 31, 1995        $110,512 $       -  $2,653,700  $ 8,486,882
  Net Earnings                             -          -  1,480,019    1,480,019
  2% Common Stock dividend                 -          -   (266,858)        (959)
  Conversion of 6% Pref to Common Stock    -          -          -          (46)
  Conversion of 7% Pref to Common Stock    -          -          -         (110)
  Dividends on Common Stock                -          -   (383,018)    (383,018)
  Dividends on Preferred Stock             -          -    (43,435)     (43,435)
  Accum other comprehensive income   (64,640)         -          -      (64,640)
  Issuance of Common Stock for cash        -          -          -       16,962
                                   ---------  ---------  ---------    ---------

Balance at December 31, 1996          45,872          -  3,440,408    9,491,655
  Net Earnings                             -          -  1,409,742    1,409,742
  Dividends on Common Stock                -          -   (458,017)    (458,017)
  Dividends on Preferred Stock             -          -    (16,345)     (16,345)
  Accum other comprehensive income    11,627          -          -       11,627
  Issuance of Common Stock for cash        -          -          -       52,500
                                   ---------  ---------  ---------   ----------

Balance at December 31, 1997          57,499          -  4,375,788   10,491,162
  Net Earnings             -              -           -  1,757,308    1,757,308
  Conversion of 7% Pref to Common Stock   -           -          -          (20)
  Dividends on Common Stock               -           -   (535,631)    (535,631)
  Dividends on Preferred Stock            -           -    (15,470)     (15,470)
  Accum other comprehensive income   83,814           -          -       83,814
  Issuance of Common Stock in IPO         -    (393,260)         -    2,411,151
  Performance shares issued               -           -          -      264,107
  Issuance of Common Stock for cash       -           -          -      314,685
                                   ---------  ---------   ---------  ----------

Balance at December 31, 1998       $141,313   $(393,260) $5,581,995 $14,771,106
                                   =========  =========  ========== ===========
















The accompanying notes are an integral part of this statement.          F - 6b

                United Financial Holdings, Inc. and Subsidiaries
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            FOR THE YEARS ENDED DECEMBER 31,
                                             1998         1997         1996
                                         ------------  -----------  -----------
Cash flows from operating activities:
    Net earnings                         $ 1,757,308   $ 1,409,742  $ 1,480,019
    Adjustments to reconcile net
      earnings to net cash provided
      by (used in) operating activities
        Provision for loan losses            752,000        90,000      150,000
        Provision for depreciation and
        amortization                         650,669       566,344      500,994
        Unrealized gain on trading
          securities                         (87,354)            -            -
        Gain on sale of held to
          maturity security                  (78,498)            -            -
        Writedown of investment security           -       255,000            -
        Write-off of leasehold improvements        -       130,065            -
        Accretion of securities discount     (58,715)      (44,317)     (35,062)
        Amortization of unearned loan fees  (149,954)      (64,941)    (104,663)
        Amortization of securities premiums   26,125        38,874       58,804
        Gain on sales of loans              (372,500)     (422,831)    (424,611)
        Increase in interest receivable      (45,416)     (171,487)     (25,317)
        (Decrease) increase in int payable    (4,415)       59,399       37,793
        Increase in other assets          (1,558,741)   (2,641,922)    (118,290)
        Decrease in other liabilities        360,997       276,211      211,633
                                         -----------   -----------  -----------
        Net cash provided by (used in)
             operating activities          1,191,506      (519,863)   1,731,300

Cash flows from investing activities:

  Purchase of Federal Reserve Bank stock
    and FHLB stock                          (73,650)      (46,100)     (13,500)
  Net decrease (increase) in Fed
   funds sold                              3,430,000      (380,000)  (4,665,000)
  Principal repayments of held to
   maturity securities                       580,646       388,715      678,419
  Proceeds from sale of held to
   maturity security                         110,906             -            -
  Principal repayments of available
   for sale securities                       900,182       494,729    1,106,893
  Proceeds from maturities of
   available for sale securities           3,260,000     4,491,876    1,199,781
  Proceeds from maturities of
   held to maturity securities             4,567,408     4,987,969    2,840,219
  Purchases of available for
   sale securities                        (7,153,908)   (6,937,869)  (3,518,560)
  Purchases of held to maturity
   securities                             (6,304,138)   (6,526,492)  (3,588,175)
  Proceeds from sales of loans             3,243,766     3,969,174    5,598,856
  Net increase in loans                  (25,197,839)  (19,130,218) (10,384,509)
  Capital expenditures                      (310,722)   (4,185,913)  (2,836,673)
                                         ------------  -----------  -----------
  Net cash used in investing activities  (22,947,349)  (22,874,129) (13,582,249)
(Continued on F - 8)
The accompanying notes are an integral part of this statement.           F - 7

                United Financial Holdings, Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                         FOR THE YEARS ENDED DECEMBER 31,
                                       1998            1997            1996
                                    ------------    ------------   -----------
Cash flows from financing activities:
  Acquisition of Eickhoff,
    Pieper & Willoughby             $        -     $          - $       (62,819)
  Cash paid in lieu of fractional
    share - 2% stock dividend                -             (565)
  Cash paid in lieu of fractional
    shares - 6% pref stock conversion        -                -            (46)
  Net increase in demand deposits, NOW accounts, money market
     accounts and savings accounts  11,317,459        10,754,834     12,994,380
  Net (decrease) increase in
     certificates of deposit        (2,441,058)       11,319,353      2,316,607
  Net increase (decrease)in securities sold under
    agreements to repurchase         7,714,970          (688,114)      (995,537)
  Increase in borrowings                     -         2,004,202         75,000
  Repayment of long-term debt       (2,644,402)         (140,000)      (136,250)
  Issuance of  Company-obligated mandatory redeemable capital securities  of subsidiary trust holding solely subordinated
    debentures of the Company        6,000,000                 -              -
  Issuance of common stock           2,989,923            52,500         16,962
  Dividend paid on preferred stock     (15,470)          (16,345)       (43,435)
  Dividend paid on common stock       (535,631)         (458,017)      (383,018)
                                  ------------       -----------    -----------
   Net cash provided by
    financing activities            22,385,791        22,828,413     13,781,279
                                  ------------       -----------    -----------
Net increase (decrease) in cash
    and cash equivalents               629,948          (565,579)     1,930,330
Cash and cash equivalents at
    beginning of year                7,336,809         7,902,388      5,972,058
                                  ------------       -----------    -----------
Cash and cash equivalents at
    end of year                   $  7,966,757      $  7,336,809   $  7,902,388
                                  ============      ============   ============
Cash paid during the year for:
  Interest                        $  5,263,904      $  4,041,687   $  3,381,780
  Income taxes                    $  1,108,451      $    927,817   $    961,579

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Reclassification of loans to
 foreclosed real estate           $  1,253,160      $    408,113   $    541,085
                                  ============      ============   ============
Reclassification of foreclosed
 real estate to loans             $    262,500      $    124,000   $    369,000
                                  ============      ============   ============
Non-cash portion of the acquisition price of Eickhoff, Pieper
 & Willoughby was the issuance of convertible subordinated
 debentures                       $                 $              $    630,000
                                  ============      ============   ============
Performance shares issued         $    264,107      $              $
                                  ============      ============   ============


The accompanying notes are an integral part of these statements         F - 8

                United Financial Holdings, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Financial Holdings, Inc. (the "Company") is a registered bank holding company formed in 1982, the principal subsidiary of which is United Bank ("Bank"), a Florida-chartered commercial bank headquartered in St. Petersburg, Florida. The Bank was founded in 1979 and is a community-oriented, full service commercial bank with four branch offices serving the southern Pinellas County area of the State of Florida.

Following is a summary of the significant accounting policies that have been consistently applied in the preparation of the consolidated financial statements of United Financial Holdings, Inc. and Subsidiaries.

1.     PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of United Financial Holdings, Inc. (the "Company") and its Subsidiaries, the Bank, Eickhoff, Pieper & Willoughby ("EPW"), United Trust Company ("Trust") and UFH Capital Trust I ("UFHCT"), after all significant intercompany accounts and transactions have been eliminated. United Trust was formed on November 30, 1997. On December 31, 1997, the Bank transferred all assets of the trust division to the newly formed United Trust Company.

2.     CASH AND CASH EQUIVALENTS

For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents includes cash on hand and non-interest bearing amounts due from correspondent banks.

3.     USE OF ESTIMATES IN FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.     SECURITIES

The Company's investment securities are classified in the following categories and accounted for as follows:











(Continued on F - 10)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

o TRADING SECURITIES. Government and corporate bonds and corporate securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. The Company had one trading security, which was transferred from securities available for sale during the year ended December 31, 1998, at which time book value approximated market value. The security has an unrealized gain of $87,354 at December 31, 1998. The Company had no trading securities for the years ended December 31, 1997 and 1996.

o SECURITIES HELD TO MATURITY. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity. Such securities may be sold or transferred to the available for sale or trading securities classification only as a result of isolated, non-recurring, or unusual changes in circumstances which the Company could not have reasonably anticipated, such as a change in statutory or regulatory requirements regarding investment limitations or a significant deterioration in a security issuer's credit-worthiness.

o SECURITIES AVAILABLE FOR SALE. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities held to maturity, which may be sold prior to maturity as part of asset/liability management or in response to other factors, are carried at fair value with any valuation adjustment reported in a separate component of stockholders' equity, net of the tax effect.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized as writedowns of the individual securities to their fair value. Such writedowns are included in earnings as realized losses. The Company had a writedown of one investment security totaling $255,000 for the year ended December 31, 1997. There were no such writedowns during 1998 and 1996.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

5.     LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance. These receivables are adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and un-amortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the related loan's yield, generally over the contractual life of the loan.





(Continued on F - 11)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

6.     ACCOUNTING FOR IMPAIRMENT OF LOANS

The Company's measurement of impaired loans includes those loans which are non-performing and have been placed on non-accrual status and those loans which are performing according to all contractual terms of the loan agreement but may have substantive indication of potential credit weakness.

Residential mortgages and consumer loans and leases outside the scope of SFAS No. 114 are collectively evaluated for impairment.

7.     PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

8.     OTHER REAL ESTATE OWNED (ORE)

Other real estate owned is initially recorded at fair value at the date of foreclosure, less estimated selling costs. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations are periodically performed by management, or obtained from independent appraisers, and an allowance for loss is established by a charge to operations if the value of the property declines below its original estimated fair value.









(Continued on F - 12)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

If a sale of real estate owned results in a gain, the gain is accounted for in accordance with FASB Statement No. 66, ACCOUNTING FOR SALES OF REAL ESTATE. Accordingly, gains may be deferred or recognized currently depending on the terms of the sale. Losses are charged to operations as incurred.

9.     INTANGIBLE ASSETS

Intangible assets include core deposit premiums paid to acquire certain customer deposit bases and the remaining excess of cost over net tangible assets acquired. These assets are being amortized on a straight-line basis over their estimated lives of 10-40 years.

10.    INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the consolidated financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in net deferred assets and liabilities.

11.    STOCK BASED COMPENSATION

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Effective in 1996, the Company adopted the disclosure option of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires that companies not electing to account for stock-based compensation as prescribed by the statement, disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used are to determine the pro forma effects of SFAS No. 123.

12.    LOAN FEES

Net loan fees and processing costs are deferred and amortized over the lives of the loans using the interest method of amortization.

13.    ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically reviews its long-lived assets for impairment. Impairment losses on long-lived assets are recognized when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The Company did not record any impairment losses during the years ended December 31, 1998 and 1997.






(Continued on F - 13)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

14.   ACCOUNTING   FOR  TRANSFERS   AND   SERVICING  OF  FINANCIAL   ASSETS  AND
EXTINGUISHMENT OF LIABILITIES

The FASB has issued SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES, which was effective for the Company's fiscal year beginning January 1, 1997. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

15.    REPORTING COMPREHENSIVE INCOME

In June 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for reporting and display of comprehensive income. A specific reporting format is not required, provided the financial statements show the amount of total comprehensive income for the period. Those items which are not included in net income are required to be shown in the financial statements with appropriate footnote disclosure and the aggregate balance of such items must be shown separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods is required. The Company adopted SFAS No. 130 effective January 1, 1998.

16.    DISCLOSURES ABOUT BUSINESS SEGMENTS

In June 1997, the FASB adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the way the Company reports information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports. SFAS No. 131 is effective for periods beginning after December 15, 1997. Management has implemented SFAS No. 131 in the year ended December 31, 1997 and believes its trust operations and investment advisory activities are immaterial to the consolidated financial statements in terms of their respective assets, revenues, profit or loss and other operating data.













(Continued on F - 14)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

17.    EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 simplified the method for computing and presenting earnings per share ("EPS") previously required by APB Opinion No. 15, EARNINGS PER SHARE, and makes them comparable to international EPS standards. SFAS No. 128 is effective for periods ending after December 15, 1997, and requires restatement of all prior period EPS data and has been implemented by the Company. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

18.      RECLASSIFICATIONS

Certain reclassifications have been made to the December 31, 1997 and 1996 balances to conform to the December 31, 1998 presentation.

19.      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The FASB recently issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specified new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 for the year ended December 31, 2000 is not expected to have a material impact on the results of operations for the Company.

NOTE B - ACQUISITIONS

On September 30, 1995, the Company purchased 100% of the stock of Fiduciary Services Corp. ("FSC") for $450,000, issuing 150,000 shares at $3.00 per share of common stock of the Company plus a contingent payment of performance shares based upon net earnings of the trust department through 2001. The acquisition of FSC was accounted for as a purchase. The purchase price was allocated to net tangible assets acquired based upon their estimated fair market values. The performance shares will be recorded as additional purchase price. Included in intangible assets is $395,706 of excess of cost over net tangible assets acquired. Pro forma information is not presented, as the effect of the acquisition is immaterial to the financial statements.









(Continued on F - 15)

NOTE B - ACQUISITIONS

On January 31, 1996, the Company completed the acquisition of EPW, an independent investment management firm. The acquisition was facilitated by the issuance of $630,000, 8% convertible subordinated debentures, plus a contingent payment of performance shares based upon net earnings of EPW through 2001. The performance shares will be recorded as compensation.

For the above acquisitions, the Company has reserved from its authorized but unissued Common Stock, 225,000 shares as performance shares and 32,013 shares have been paid out as of December 31, 1998, of which 20,808 shares were accounted for as additional consideration and 11,205 shares were accounted for as compensation.

NOTE C - INITIAL PUBLIC OFFERING

On December 16, 1998, the Company completed an Initial Public Offering (IPO) in which it issued 507,705 shares of common stock at a price of $7.25 per share. The common stock trades on the NASDAQ Small Cap Market under the symbol "UFHI". Concurrent with the common stock offering, the Company issued through UFH Capital Trust I, 1,349,920 shares of $5.00 par value Trust Preferred securities with a coupon rate of 9.40%. The Trust Preferred securities trade on the NASDAQ Small Cap Market under the symbol "UFHIP". Proceeds from the offering totaled $9,554,011 net of underwriting fees and Trust Preferred costs of $876,450.

NOTE D - UFH CAPITAL TRUST I

On December 16, 1998, UFH Capital Trust I ("UFHCT"), a Delaware statutory business trust created by the Company, issued $6,749,600 (including an overallotment of $749,600 that closed on January 14, 1999) of 9.40% Cumulative Trust Preferred Securities ("Securities") which will mature on December 10, 2028, subject to earlier redemption in certain circumstances. The principal asset of UFHCT is a $6,959,200 subordinated debenture of the Company. The subordinated debenture bears interest at the rate of 9.40% and matures December 16, 2028, subject to earlier redemption in certain circumstances. The Company owns all of the common securities of UFHCT.

The Securities, the assets of UFHCT, and the common securities issued by UFHCT, are redeemable in whole or in part on or after December 10, 2003 or at any time, in whole (but not in part) within 180 days following the occurrence of certain events. The Securities are included in Tier I Capital for regulatory purposes, subject to certain limitations.

The obligations of the Company with respect to the issuance of the Securities constitute a full and unconditional guarantee by the Company of UFHCT's obligation with respect to the Securities.










(Continued on F - 16)

NOTE D - UFH CAPITAL TRUST I

Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related securities and, with certain exceptions, prevent the Company from declaring and paying cash distributions on the Company's common stock or debt securities that rank pari passu or junior to the subordinated debentures.


NOTE E -               UNITED FINANCIAL HOLDINGS, INC.
                              (Parent Only)
                       CONDENSED FINANCIAL INFORMATION

The Bank, EPW, Trust and UFHCT are wholly-owned subsidiaries of United Financial Holdings, Inc. The majority of the Company's assets are represented by its investment in the Bank and its primary source of income is dividends from the Bank.

During 1989, the Company authorized the issuance of 150,000 shares of $10 par value cumulative, convertible, 7% preferred stock. The shares are convertible into common shares at $1.19 per share.

Following is condensed financial information of the Company.

                                                      December 31,
                                        1998             1997           1996
                                   ------------    -------------  -------------
BALANCE SHEETS

   Cash and cash equivalent        $  4,451,859    $    203,278   $     245,940
   Trading securities                   157,354               -               -
   Due from subsidiaries                192,432         197,014         144,886
   Investment in Bank                13,617,578      10,428,370       9,881,984
   Investment in EPW                    136,275         102,723          70,360
   Investment in United Trust         2,646,885       2,360,985               -
   Investment in UFH Cap Trust I        209,600               -               -
   Intangible assets                    546,230         561,063         631,886
   Receivable from UFH Cap Trust I      774,476               -               -
   Other assets                         120,530         125,291          83,676
                                   ------------    ------------    ------------
                                   $ 22,853,219    $ 13,978,724    $ 11,058,732
                                   ============    ============    ============













(Continued on F - 17)

NOTE E                 UNITED FINANCIAL HOLDINGS, INC.
                             (Parent Only)
                      CONDENSED FINANCIAL INFORMATION

                                                      December 31,
                                        1998             1997           1996
                                   ------------     ------------  -------------
   Note payable                    $          -     $  2,629,402  $     750,200
   Convertible subordinated
      debentures                        630,000          630,000        630,000
   Junior subordinated debentures
       issued to UFH Cap Trust I      6,959,200                -              -
   Other liabilities                    492,913          228,160        186,877
   Stockholders' equity              14,771,106       10,491,162      9,491,655
                                   ------------     ------------   ------------
                                   $ 22,853,219     $ 13,978,724   $ 11,058,732
                                   ============     ============   ============

STATEMENTS OF EARNINGS
   Equity in earnings of Bank      $  1,767,421     $  1,492,207   $  1,535,539
   Equity in earnings of EPW             48,551          107,363         65,553
   Equity in earnings of United Trust    95,599                -              -
   Unrealized gain on trading            87,354                -              -
   Other income                         100,345           26,611          1,470
   Interest expense                    (275,116)        (125,699)      (119,407)
   Other expense                       (144,123)        (156,235)       (34,991)
                                   ------------     ------------   ------------
   Earnings before income taxes       1,680,031        1,344,247      1,448,164
   Income tax benefit                    77,277           65,495         31,855
                                   ------------     ------------   ------------
Net Earnings                       $  1,757,308     $  1,409,742   $  1,480,019
                                   ============     ============   ============























(Continued on F - 18)

NOTE F - SECURITIES

At December 31, 1998 and 1997, the carrying value and estimated market value of investments in debt and equity securities were as follows:

                               Carrying
                                 Value        Gross      Gross
                              (Amortized   Unrealized  Unrealized    Estimated
                                 Cost)       Gains       Losses    Market Value
                              -----------  ----------  ----------  -----------
December 31, 1998
Securities held to maturity:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies   $ 5,975,832  $  227,918  $   31,563  $  6,172,187
Obligations of State and
  political subdivisions        1,179,373      13,869      10,174     1,183,068
Mortgage-backed securities      3,448,531      22,630          92     3,471,069
Corporate obligations             501,893       7,482           -       509,375
Other                             100,000           -           -       100,000
                              -----------  ----------  ----------   -----------
Total                         $11,205,629  $  271,899  $   41,829   $11,435,699
                              ===========  ==========  ==========   ===========

                             Historical     Gross        Gross       Carrying
                             Amortized    Unrealized   Unrealized     Value
                               Cost          Gains       Losses   (Market Value)
                            -----------  -----------  -----------  ------------
Securities available for sale:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies $ 8,747,092  $  139,132   $         -  $  8,886,224
Obligations of State and
  policical subdivisions      1,444,917      55,011             -     1,499,928
Mortgage-backed securities    3,035,227      31,795           577     3,066,445
Equity securities             1,086,140           -        11,250     1,074,890
                            -----------  -----------  -----------  ------------
Total                       $14,313,376  $  225,938   $    11,827  $ 14,527,487
                            ===========  ===========  ===========  ============


















(Continued on F - 19)

NOTE F - SECURITIES

                               Carrying
                                 Value        Gross      Gross
                              (Amortized   Unrealized  Unrealized    Estimated
                                 Cost)       Gains       Losses    Market Value
                              -----------  ----------  ----------  -----------
December 31, 1997
Securities held to maturity:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies   $ 6,903,071  $   57,023  $   39,655  $  6,920,439
Obligations of State and
  political subdivisions          628,967       17,987         464       646,490
Mortgage-backed securities      1,428,889        9,016       1,588     1,436,317
Corporate obligations           1,036,331       72,849           -     1,109,180
Other                             100,000            -           -       100,000
                              -----------  ----------  ----------   -----------
Total                         $10,097,258  $   156,875 $   41,707  $ 10,212,426
                              ===========  =========== ==========   ===========

                             Historical     Gross        Gross       Carrying
                             Amortized    Unrealized   Unrealized     Value
                               Cost          Gains       Losses   (Market Value)
                            -----------  -----------  -----------  ------------
Securities available for sale:
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies $ 9,436,599  $    76,140  $     1,714  $  9,511,025
Mortgage-backed securities    1,792,192       13,899        1,204     1,804,887
Equity securities               156,140            -            -       156,140
                            -----------  -----------  -----------  ------------
Total                       $11,384,931  $    90,039  $     2,918  $ 11,472,052
                              ===========  =========== ==========   ===========

Proceeds from the sale of investments in debt securities totaled $110,906 for the year ended December 31, 1998 with a resulting gain of $78,498, which is included in other service charges, fees and income. The sale of this held to maturity debt security during the year ended December 31, 1998 was due to a significant deterioration in the issuer's credit-worthiness. There were no proceeds from sales of investments in debt securities for the years ended December 31, 1997 and 1996.

The amortized cost and estimated market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities due to borrowers having the right to call or prepay obligations with or without call or prepayment penalties.









(Continued on F - 20)

NOTE F - SECURITIES

                 Securities Held To Maturity     Securities Available For Sale
                   Carrying                                    Carrying
                     Value    Estimated          Historical     Value
                  (Amortized  Market      Avg    Amortized     (Market    Avg
                     Cost)    Value       Yield    Cost         Value)    Yield
                  --------------------------------------------------------------
Due in one year
 or less          $   229,952 $   230,930  5.92% $ 2,495,235 $ 2,512,813  6.610%
Due after one year
  through five
  years           $ 3,533,389   3,598,650  6.206%  4,255,009   4,362,831  6.332%
Due after five
  years through
  ten years         3,468,533   3,620,000  6.59%   3,441,763   3,510,508  6.466%
Due after ten years   525,224     515,050  4.620%          -           -      -
Mortgage-backed
 securities         3,448,531   3,471,069  7.206%  3,035,227   3,066,445  6.774%

Equity securities           -          -           1,086,140   1,074,890  2.277%
                  ----------- -----------        -----------  ----------
  Total           $11,205,629 $11,435,699        $14,313,374 $14,527,487
                  =========== ===========        =========== ===========

Investment securities with a carrying value (which approximates market value) of approximately $13,447,000 and $2,809,000 at December 31, 1998 and 1997,
respectively, were pledged to secure public funds and securities sold under agreements to repurchase.



























(Continued on F - 21)

NOTE G - LOANS

Major classifications of loans were as follows:
                                                     DECEMBER 31,
                                                1998                1997
                                            -------------      -------------
 Real estate mortgage                       $  78,013,492      $  60,583,746
 Commercial                                    34,903,429         30,536,261
 Installment and other                          6,240,676          5,869,534
                                            -------------      -------------
                                              119,157,597         96,989,541

 Less:  Allowance for loan losses               1,983,753          1,647,355
        Unearned fees                             627,993            520,862
                                            -------------      -------------

 Loans, net                                  $116,545,851      $  94,821,324
                                            =============      =============

Changes in the allowance for loan losses were as follows:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                          1998          1997         1996
                                        -----------  -----------  -----------
  Balance at beginning of year          $ 1,647,355  $ 1,609,785  $ 1,526,695
  Provision charged to operating
     expenses                               752,000       90,000      150,000
  Recoveries on loans previously
     charged off                             10,536       38,510        1,600
  Loans charged off                        (426,138)     (90,940)     (68,510)
                                        -----------  -----------  -----------

  Balance at end of year                $ 1,983,753  $ 1,647,355  $ 1,609,785
                                        ===========  ===========  ===========

Changes in unearned fees were as follows:
  Balance at beginning of year          $   520,862  $   341,439  $   279,206
  Points deferred on loans                  257,085      244,364      166,896
  Points recognized in income              (149,954)     (64,941)    (104,663)
                                        -----------  -----------  -----------

Balance at end of year                  $   627,993  $   520,862  $    341,439
                                        ===========  ===========  ============

Impaired loans were as follows:
                                                   DECEMBER 31,
                                           1998          1997          1996
                                       ------------   -----------   -----------
  Balance at end of period             $  4,001,964   $   400,049   $   372,352
  Average balance during period           2,808,974       440,927       224,119
  Total related allowance for losses        602,000        13,000             -
  Interest income recognized on
   impaired loans                            86,700             -             -



(Continued on F - 22)

NOTE G - LOANS

The only loans sold by the Bank during 1998, 1997 and 1996 were SBA loans. In accordance with SFAS No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES, a servicing asset is recorded when the Bank sells the SBA loans. The book value of such assets, which the Bank believes approximates the fair value of such assets at December 31, 1998, 1997 and 1996 was $141,000, $78,000 and $83,000, respectively.
Amortization expense relating to such servicing assets of $13,000 and $2,000 was recorded for 1998 and 1997, respectively. The Company periodically reviews these assets for impairment. No valuation for impairment of these assets was deemed necessary for the periods presented.

NOTE H - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are as follows:
                                                        DECEMBER 31,
                                                  1998            1997
                                             ------------     ------------
  Land                                       $  1,396,779     $  1,396,779
  Land improvements                                64,746           59,673
  Leasehold improvements                          115,812          113,998
  Building and building improvements            7,404,878        7,392,139
  Furniture, fixtures and equipment             2,666,993        2,460,523
  Construction in progress                              -            1,294
                                             ------------     ------------
                                               11,649,208       11,424,406
Less accumulated depreciation & amortization    2,374,707        1,882,605
                                             ------------     ------------
                                             $  9,274,501     $  9,541,801
                                             ============     ============

Depreciation of premises and equipment and amortization of leaseholds was $576,515, $501,475 and $390,680 for the years ended December 31, 1998, 1997 and
1996, respectively.





















(Continued on F - 23)

NOTE I - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, consist of the following:

                                                        DECEMBER 31,
                                                  1998            1997
                                             -------------    -------------
Deferred tax assets
  Allowance for loan losses                  $    680,000     $    543,000
  Deferred loan fees                              158,000          120,000
  Deferred compensation                           118,000           75,000
  Net operating loss carryforward (1)              34,000           59,000
                                             -------------    -------------
                                                  990,000          797,000

Deferred tax liabilities
  Fixed assets                                    133,000           36,000
  Securities available for sale                    81,000           30,000
                                             -------------    -------------
                                                  214,000           66,000

Net deferred tax asset, included with
  other assets                               $    776,000     $    731,000
                                             ============     ============

(1) Relates to net operating losses of two acquired subsidiaries. The acquisitions resulted in ownership changes for purposes of Section 382 of the Internal Revenue Code of 1986, as amended. Consequently, the net operating loss carryforwards are subject to a yearly limitation on their utilization and can only be applied against future income of the acquired subsidiaries. Such operating loss carryforwards at December 31, 1998 are approximately $90,000 and begin to expire in 2010. The Company believes that it will obtain the future income to fully utilize the net operating loss carryforwards, thus no valuation allowance has been recorded.

Management believes that it is more likely than not that the net deferred tax asset will be realized and, therefore, a valuation allowance has not been recorded against the deferred asset at December 31, 1998, 1997 and 1996.















(Continued on F - 24)

NOTE I - INCOME TAXES

The Company's effective tax rate varies from the statutory rate of 34%. The reasons for this difference are as follows:

                                           FOR THE YEARS ENDED DECEMBER 31,
                                         1998            1997             1996
                                      ----------      ----------     ----------
Computed "expected" tax provision     $  941,000      $  771,700     $  806,300
Tax exempt interest income               (14,800)         (7,500)        (9,300)
Goodwill amortization                     24,000          22,100         23,100
State taxes net of federal benefit        70,600          58,600         60,100
Other, net                               (10,230)         15,046         11,248
                                      ----------      ----------     ----------
   Total                              $1,010,570      $  859,946     $  891,448
                                      ==========      ==========     ==========

NOTE J - DEPOSITS

At December 31, 1998, the scheduled maturities of time deposits are as follows:

             1999                                        $47,948,931
             2000                                          4,524,333
             2001                                          1,870,560
             2002                                          3,017,798
             2003                                            755,402
                                                         -----------
                                                         $58,117,024
                                                         ===========

NOTE K - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company enters into retail repurchase agreements with certain of its customers. These agreements mature daily. All securities collateralizing these agreements were under the Company's control for each respective time period. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                              YEAR ENDED DECEMBER 31,
                                        1998            1997            1996

Average balance                      $3,983,959      $2,029,453      $3,291,662
Average interest rate                     3.55%           2.49%           2.62%
Maximum month-end balance            $8,795,715      $2,860,141      $6,977,300

The average rate was determined by dividing the total interest paid by the average outstanding borrowings.









(Continued on F - 25)

NOTE K - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities underlying the agreements are as follows:
                                                      AT DECEMBER 31,
                                                   1998            1997
                                                --------------------------
Carrying value                                  $8,644,000      $2,809,000
Estimated fair value                             8,804,000       2,809,000


NOTE L -  LONG-TERM  DEBT

Long-term  debt of the  Company consists of the following:
                                                            DECEMBER 31,
                                                       1998             1997
                                                    ---------------------------
Note payable to an unrelated bank providing
for quarterly  principal payments of $3,750
and quarterly  interest  payments at 8.5%
fixed, due in 2001. The note is collateralized
by certain pieces of data processing equipment.
                                                     $  33,750    $     48,750

Note payable to an unrelated  bank  providing
for monthly  interest  payments at prime (8.50%
at December  31, 1997) and  ninety-five  (95)
consecutive  monthly principal  payments are
due  beginning on December 1, 1999.  The loan
agreement requires a security  interest in the
Bank's  common stock and  contains  certain
restrictive  covenants.  The Company  repaid
this note payable in December 1998, with a
portion of the proceeds from the IPO.
                                                              -       2,629,402

8%  Convertible   Subordinated   Debentures
issued in conjunction with the acquisition of EPW. The holder can convert to common stock at $4.12 per share at any time. Upon conversion, the common stock issued cannot be traded for a period of two years. Interest is payable semi-annually and the debentures mature
January 31, 2006. The debentures are callable by the Company, in whole or part, as follows:












(Continued on F - 26)

NOTE L - LONG-TERM DEBT

                                                          DECEMBER 31,
                                                      1998             1997
                                                 -----------     -----------
     YEAR                           PRICE
     2001                           103%
     2002                           102%
     2003                           101%
     2004 and thereafter            100%             630,000         630,000
                                                  ----------      ----------
                                                  $  663,750      $3,308,152
                                                  ==========      ==========

The annual principal reductions of the long-term debt during each of the next five years ended December 31 are as follows:
          1999                                    $   15,000
          2000                                        15,000
          2001                                         3,750
          2002                                             -
          2003                                             -
          Thereafter                                 630,000
                                                  ----------
                                                  $  663,750
                                                  ==========

NOTE M - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and a regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

In addition to the minimum capital requirement detailed above, the Bank has committed to maintain a minimum Tier One Leverage Ratio (as defined) of 7% in exchange for permission to exceed the Office of Comptroller's (the "Department") maximum investment in land and buildings as expressed as a percentage of capital. As of December 31, 1998, the Bank's Tier One Leverage Ratio was 7.89%, above the minimum agreed to by the Department.










(Continued on F - 27)

NOTE M - REGULATORY MATTERS

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) to total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998 and 1997, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios as of December 31, 1998 are as follows (dollars in thousands):

                                                               To Be Well
                                             Minimum          Capitalized Under
                                             For Capital      Prompt Corrective
                                             Adequacy         Action
                            Actual           Purposes         Provisions
                            Amount    Ratio  Amount   Ratio   Amount   Ratio
                            --------  -----  -------- -----   -------  --------
Stockholders' equity and
ratio to total assets       $ 13,617  8.06%
Intangible assets               (404)
                            --------
Tangible capital and ratio
to adjusted total assets    $ 13,213  7.52%  $ 2,636  1.5%
                            ========         =======

Tier I (core) capital and
ratio to adjusted total
assets                      $ 13,073  7.44%  $ 5,272  3.0%     $ 8,787  5.0%
                            ========         =======           =======

Tier I capital and ratio to
risk weighted assets        $ 13,073  9.52%  $ 4,118  3.0%     $ 8,236  6.0%
                            --------         =======           =======

Tier II capital - allowance
for loan and lease losses   $  1,719
                            --------
Total risk-based capital
and ratio to risk-
weighted assets             $ 14,792 10.78%  $10,981  8.0%      $13,727 10.0%
                            ========         =======            =======
Total Assets                $168,837
                            ========
Adjusted total assets       $175,739
                            ========
Risk-weighted assets        $137,267
                            ========
(Continued on F - 28)

NOTE M - REGULATORY MATTERS

The Bank's actual capital amounts and ratios as of December 31, 1997 are as follows (dollars in thousands):

                                                               To Be Well
                                             Minimum          Capitalized Under
                                             For Capital      Prompt Corrective
                                             Adequacy         Action
                            Actual           Purposes         Provisions
                            Amount    Ratio  Amount   Ratio   Amount   Ratio
                            --------  -----  -------- ------  -------  -------

Stockholders' equity and
ratio to total assets       $ 10,428  7.22%
Intangible asssets              (418)
                            --------
Tangible capital and ratio
to adjusted ttotal assets   $ 10,010  6.80%  $  2,206  l.5%
                            ========         ========
Tier I (core) capital and
ratio to adjusted total
assets                      $  9,953  6.77%  $  4,412  3.0%   $  7,354  5.0%
                            ========         ========         ========

Tier I capital and ratio to
risk weighted asets         $  9,953  8.90%  $  3,356  3.0%   $  6,713  6.0%
                            --------         ========         ========

Tier II capital - allowance
for loan and lease losses  $   1,402
                           ---------

Total risk-based capital
and ratio to risk-
weighted assets            $  11,355  10.15% $  8,950  8.0%   $  11,187 10.0%
                           =========         ========         =========

Total Assets               $144,482
                           ========

Adjusted total assets      $147,074
                           ========

Risk-weighted assets       $111,878
                           ========










(Continued on F - 29)

NOTE N - CONCENTRATIONS OF RISK

All of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers who are substantially all located in the Company's market area. The majority of customers are depositors of the Company. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit. At December 31, 1998 and 1997, less than 4% of the Company's loans are unsecured.

At December 31, 1998, the Company held deposits for a customer equal to approximately 10% of total deposits. Such deposits were invested in short-term investments. At December 31, 1997, no single customer represented more than 10% of total deposits.

NOTE O - COMMITMENTS AND CONTINGENT LIABILITIES

OFF BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk. The contract or notional amounts are as follows:

                                                          DECEMBER 31,
                                                     1998              1997
                                                 -----------------------------
Commitments to extend credit                     $20,182,057       $16,644,892
Standby letters of credit and financial
guarantees written                               $ 1,595,882       $ 1,663,578







(Continued on F - 30)

NOTE O - COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

LITIGATION

The Company is party to certain litigation encountered in the course of its normal operations, a portion of which involves actions brought against borrowers, generally involving foreclosure proceedings. In some instances, borrowers or interested parties have filed or threatened suit in retaliation. Management, after consulting with legal counsel, believes that it has valid defenses and intends to vigorously defend these matters. Management is of the opinion that an unfavorable outcome, if any, would not have a material effect upon the consolidated financial statements.

OPERATING LEASES

The Company also has operating leases covering certain office equipment and office facilities expiring at various times through 2004.

The minimum annual rentals under these leases as of December 31, 1998, are as follows:

      Year                                    Amount
      ----                                 ---------
      1999                                 $  81,229
      2000                                    72,887
      2001                                    73,866
      2002                                    66,500
      2002                                    27,690
      Thereafter                              53,634
                                           ---------

 Total minimum lease payments              $ 375,806
                                           =========



(Continued on F - 31)

NOTE O - COMMITMENTS AND CONTINGENT LIABILITIES

The Company's rent expense was $102,342, $189,096 and $232,325 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The Company, in estimating the fair value of its financial instruments, used the following methods and assumptions:

    Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

    Investment securities and investment securities available for sale: Fair values for investment securities are based on quoted market prices.

    Federal funds sold: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

    Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rate used to determine the present value of these loans was based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

    Off-balance-sheet instruments: The Company's loan commitments, which approximate $21,800,000 and $18,300,000 at December 31, 1998 and 1997,
    respectively, are negotiated at current market rates and are relatively short-term in nature and, as a matter of policy, the Company generally makes commitments for fixed rate loans for relatively short periods of time.
    Therefore, the estimated value of the Company's loan commitments approximates the fees charged for entering into the commitments.













(Continued on F - 32)

NOTE P - FAIR VALUE OF FINANCIAL INSTRUMENTS

    Deposit liabilities: The fair values of demand deposits are, as required by SFAS 107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

    Short-term  borrowings:  The  carrying  value of  Federal  funds  purchased,
    securities  sold  under   agreements  to  repurchase  and  other  short-term
    borrowings approximate their carrying values.

    Long-term  debt:  The  carrying  value  of  the  Company's   long-term  debt
    approximates its fair value since the interest rates on these instruments approximate market interest rates.

    Cumulative trust preferred securities: Fair value for cumulative trust preferred securities are based on quoted market prices.

                                            FOR THE YEARS ENDED
Financial Instruments              DECEMBER 31, 1998        DECEMBER 31, 1997
                                 ----------------------  ----------------------
                                  Carrying   Estimated    Carrying   Estimated
                                  Amount     Fair Value    Amount    Fair Value
Assets:                              (In Thousands)           (In Thousands)
                                 ----------------------   ---------------------
 Cash and due from banks          $  7,967     $  7,967   $  7,337     $  7,337
 Federal funds sold                  4,011        4,011      7,441        7,441
 Trading securities                    157          157          -            -
 Securities held to maturity        11,206       11,436     10,097       10,212
 Securities available for sale      14,527       14,527     11,472       11,472
 Loans                             119,158      119,694     96,989       97,042
 Federal Home Loan Bank stock          434          434        365          365
 Federal Reserve Bank stock            159          159        154          154

Liabilities:

 Demand deposits                    27,742       27,742     28,385       28,385
 NOW and money market               48,550       48,550     36,031       36,031
 Savings                             4,686        4,686      5,245        5,245
 Time, $100,000 and over            11,463       11,492      9,692        9,752
 Other time                         46,654       46,789     50,866       51,074
 Securities sold under agreements
 to repurchase                       8,796        8,796      1,081        1,081
 Long-term debt                        664          664      3,308        3,308
 Cumulative trust preferred
 securities                          6,000        6,000          -            -
 Off balance sheet items                 -          218          -          183






(Continued on F - 33)

NOTE Q - RELATED PARTIES

The Bank has entered into transactions with its directors, significant stockholders and their affiliates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties approximated $5,277,500, $4,462,400 and $4,952,000 at December 31, 1998, 1997
and 1996, respectively.

During November 1997, an affiliate of one of the Company's directors entered into an exclusive right to a lease agreement (the "Lease Agreement") with Imaginative Investments, Inc., a subsidiary of the Company and the owner of the real property covering the Company' principal executive office (the "Owner"). Pursuant to the Lease Agreement, the Owner granted to such entity the exclusive right to lease 17,918 square feet of the Company's principal executive office for a total of $246,373 or $13.75 per rental square foot with annual escalations of 3%, and three to five year lease terms in return for a commission of 3% if no outside broker is used and 6% in the event an outside broker is used. The Lease Agreement commenced July 14, 1997 and terminated at midnight on July 14, 1998. As of December 31, 1998, the space was 100% leased.

During March 1997, an affiliate of one of the Company's directors (the "Manager") entered into a property Management Agreement with Imaginative Investments, Inc., a subsidiary of the Company, pursuant to which the Manager is employed to act as the sole and exclusive manager in the leasing, operation and management of the Company's principal executive offices for total consideration of approximately $17,000. The Owner is required to maintain comprehensive general public liability insurance in the amount of $2,000,000 naming as insured parties the Owner, Manager and such other parties as the Owner may direct. The Manager must maintain its own insurance to protect itself from any and all claims under any workers' compensation laws or other employer's liability laws.

NOTE R - PROFIT-SHARING PLAN

The Company has a defined contribution profit-sharing plan covering substantially all employees. Contributions are determined annually by the Board of Directors. The Company contributed $110,000, $99,996 and $75,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The plan was amended in 1993 to include an Employee Stock Ownership Plan (ESOP) provision. As of December 31, 1998, the ESOP owned 135,606 shares of the Company's common stock. During 1998, the ESOP purchased an additional 34,443 newly issued shares from the Company and 15,300 shares from existing shareholders. The purchase price of the newly issued stock was $8.25 as determined by an outside independent appraisal.










(Continued on F - 34)

NOTE R - PROFIT-SHARING PLAN

The Company sponsors a deferred compensation 401(k) Plan for the benefit of eligible full-time employees. The 401(k) Plan, which is voluntary, allows employees to contribute up to 10 percent of their total compensation (or a maximum of $10,000 as limited by federal regulations) on a pre-tax basis. The Company makes a matching contribution of 100 percent of the first $500 and 40 percent thereafter, up to the maximum amount allowed by the 401(k) Plan. Employee contributions to the 401(k) Plan were $184,204, $173,262 and $135,472 for the years ended December 31, 1998, 1997 and 1996, respectively. The Company's matching contribution was $92,857, $86,927 and $74,207 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTE S - STOCKHOLDERS' EQUITY

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations. Options to purchase 481,380 shares of common stock at $7.96 a share, 495,000 shares at $7.96 a share and 27,000 shares at $4.49 a share at December 31, 1998, 1997 and 1996, respectively, were not included in the computation of diluted EPS because the options exercise price was not less than the value of the common shares based on an independent appraisal. All these options have various lives and expire in 1999 and beyond.













(Continued on F - 35A)

                                        FOR THE YEAR ENDED DECEMBER 31,
                                                      1998
                                   ----------------------------------------
                                                    Weighted         Per
                                                    Average          Share
                                     Earnings       Shares           Amount
                                    -----------------------------------------
Basic EPS
 Net earnings available to
 common stockholders               $ 1,741,838      3,523,364        $.49
                                                                     ======
Effect of dilutive securities

Incremental shares from
assumed exercise or
conversion of:
Convertible debt                       31,434         152,790
Preferred stock                        15,470         185,508
Stock options                               -               -
                                   ----------       ---------
Diluted EPS Net earnings
available to common
stockholders and assumed
conversions                        $ 1,788,742      3,861,662        $.46
                                   ===========      =========        ========
































(Continued on F - 35b)
                                                                       F - 35a

NOTE S - STOCKHOLDERS' EQUITY

                                        FOR THE YEAR ENDED DECEMBER 31,
                                                      1997
                                   ------------------------------------------
                                                    Weighted         Per
                                                    Average          Share
                                   Earnings         Shares           Amount
                                   ------------------------------------------
Basic EPS
 Net earnings available to
 common stockholders               $ 1,393,397      3,432,768        $.41
                                                                     ======
Effect of dilutive securities

Incremental shares from
assumed exercise or
conversion of:
   Convertible debt                     31,434        152,790
   Preferred stock                      16,345        196,947
   Stock options                             -          3,207
                                   -----------      ---------
Diluted EPS Net earnings
available to common
stockholders and assumed
conversions                        $ 1,441,176      3,785,712        $.38
                                   ===========      =========        ========

                                        FOR THE YEAR ENDED DECEMBER 31,
                                                      1996
                                   ----------------------------------------
                                                    Weighted         Per
                                                    Average          Share
                                   Earnings         Shares           Amount
                                   ------------------------------------------
Basic EPS
 Net earnings available to
 common stockholders               $ 1,436,584      3,026,619        $.47
                                                                     ======
Effect of dilutive securities

Incremental shares from
assumed exercise or
conversion of:
   Convertible debt                     28,815        140,652
   Preferred stock                      43,435        592,236
   Stock options                             -          1,899
                                   -----------     ----------
Diluted EPS Net earnings
available to common
stockholders and assumed
conversions                        $ 1,508,834      3,761,406        $.40
                                   ===========      =========        ======



(Continued on F - 36)
                                                                       F - 35b

NOTE S - STOCKHOLDERS' EQUITY

During the year ended December 31, 1997, the Company adopted the United Financial Holdings, Inc. Stock Option and Incentive Compensation Plan ("Plan") under which 468,000 shares of common stock were reserved. Under the Plan, the Company may grant its Board of Directors and certain officers incentive stock options or non-qualified stock options to purchase a specified number of shares of common stock at a price not less than fair market value on the date of grant and for a term not to exceed 10 years. The options granted to the Board of Directors are 100% vested and the remaining options vest and become exercisable at 20% increments after each anniversary date beginning after the second anniversary date. During 1997, 156,000 and 312,000 options were granted to the Company's Board of Directors and eligible executive officers, respectively, at $7.94 per share, the estimated fair value of the Company's common stock at the grant date. As such, no compensation expense was recorded in connection with the grant of such options.








































(Continued on F - 36b)
                                                                       F - 36a

NOTE S - STOCKHOLDERS' EQUITY

                                                           Weighted
                                  Number    Range of       Average    Aggregate
                                  of        Per Share      Per Share  Option
                                  Shares    Option Price   Price      Price
                                  ---------------------------------------------
Outstandings at Dec. 31, 1995       9,000    $      1.96   $ 1.96     $ 17,640
Options granted                    54,000      3.89-8.25     6.21      335,340
Options exercised                  (9,000)             -    (1.96)     (17,640)
Options forfeited                       -              -        -            -
                                  -------    -----------   ------    ----------

Outstandings at Dec. 31, 1996      54,000      3.89-8.25     6.21      335,340
Options granted                   468,000           7.94     7.94    3,715,920
Options exercised                 (13,500)             -    (3.89)     (52,515)
Options forfeited                       -              -        -            -
                                  -------    -----------   ------    ----------

Outstandings at Dec. 31, 1997     508,500      3.89-8.25     7.88    3,998,745
Options granted                         -              -        -            -
Options exercised                  (6,000)             -    (5.08)     (30,480)
Options forfeited                 (21,120)     5.08-7.94    (6.92)    (146,150)
                                  -------    -----------   ------    ----------

Outstandings at Dec. 31, 1998     481,380    $ 7.63-8.25   $ 7.94    $3,822,115
                                  =======    ===========   ======    ==========

The weighted-average remaining contractual life of the outstanding stock options at December 31, 1998, 1997 and 1996 was 103 months, 114 months and 30 months, respectively.

These options are exercisable as follows:

                                                                      Weighted
                                                                      Average
Year Ending                                          Number of        Exercise
December 31,                                         Shares           Price
-------------------------------------------------------------------------------
 1999                                                457,680           $7.94
 2000                                                 18,600            7.94
 2001                                                  4,200            7.94
 2002                                                    900            7.94
                                                     -------           -----
                                                     481,380           $7.94
                                                     =======            ====










(Continued on F - 37)
                                                                       F - 36b

NOTE S - STOCKHOLDERS' EQUITY

In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, the dividend yield would be 1.68% over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would approximate zero due to a thinly traded market for the stock. The following information pertains to the fair value of the options at December 31, 1998, 1997 and 1996.

                                         FOR THE YEARS ENDED DECEMBER 31,
                                          1998          1997          1996
                                     -----------    -----------   -----------
Weighted average-grant-date
Fair  value of options issued
during the year                      $      NIL     $   705,120   $       NIL
                                     ===========    ===========   ===========

 Pro forma net earnings              $ 1,668,356    $ 1,402,329   $ 1,480,019
                                     ===========    ===========   ===========

 Pro forma basic earnings per share  $      .48     $       .41   $       .47
                                     ===========    ===========   ===========

NOTE T  - EXECUTIVE COMPENSATION

The Company has employment contracts with certain executive officers of the Company, providing for a total annual payment equal to their annual base salary plus bonuses. These contracts are in effect until termination (as defined) of the related employee. If the Company, for other than just cause (as defined) terminates the employee, the affected employee shall receive, for a period of twelve months, continuing compensation equal to his compensation for the twelve month period immediately prior to termination.

The Company has established a non-qualified defined benefit plan covering certain executive employees. The Plan specifies that upon reaching age 65, the employee will receive an annual benefit (paid monthly) ranging from 40 percent to 60 percent of their annual salary, for 240 months. The Company will accrue the present value of the estimated future retirement payments over the period from the date of each agreement to the retirement date of the respective executive officer. To fund these benefit plans, the Company purchased single premium cash value life insurance policies with current cash surrender values of $2.32 million, which have been capitalized and included in other assets.

NOTE U  - STOCK SPLIT

The Board of Directors declared a three-for-one common stock split effective July 1, 1998 issued on July 31, 1998. All amounts have been restated to reflect this stock split.

                             SUPPLEMENTAL SCHEDULES
                United Financial Holdings, Inc. and Subsidiaries
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                                December 31, 1998

                              United
                              Financial
                              Holdings,    United
                              Inc.         Bank           EPW         Trust
                           ----------------------------------------------------
     ASSETS
Cash and due from banks    $ 4,451,859  $ 7,955,151  $    284,958  $     99,044
Federal funds sold                   -    4,011,000             -             -
Trading securities             157,354            -             -             -
Securities held to maturity,
  market value of $11,435,699        -   11,205,629             -             -
Securities available for
  sale, at market                    -   13,117,469             -     1,860,018
Loans, net                           -  116,545,851             -             -
Premises and equipment, net          -    9,120,661        59,910        93,930
Federal Home Loan Bank stock         -      433,500             -             -
Federal Reserve Bank stock           -      158,800             -             -
Accrued interest receivable          -      977,647             -        17,811
Intangible assets, less
  accumulated amortization of
  $1,642,935                   546,230      403,682             -       501,119
Other real estate owned              -    1,015,255             -           -
Other assets                17,697,776    3,892,806        51,814        94,406
                           -----------  -----------  ------------  ------------
  Total assets             $22,853,219 $168,837,451  $    396,682  $  2,666,328
                           =========== ============  ============  ============


                                                     Eliminating   Consolidated
                                UFHCT      Total       Entries       Total
                           ----------------------------------------------------
    ASSETS  (continued)
Cash and due from banks    $        -  $ 12,791,012  $ (4,824,255) $  7,966,757
Federal funds sold                  -     4,011,000             -     4,011,000
Trading securities                  -       157,354             -       157,354
Securities held to maturity,
   market value of $11,435,699      -    11,205,629             -    11,205,629
Securities available for sale,
  at market                         -    14,977,487      (450,000)   14,527,487
Loans, net                          -   116,545,851             -   116,545,851
Premises and equipment, net         -     9,274,501             -     9,274,501
Federal Home Loan Bank stock        -       433,500             -       433,500
Federal Reserve Bank stock          -       158,800             -       158,800
Accrued interest receivable    29,074     1,024,532       (29,074)      995,458
Intangible assets, less
 accumulated Amortization
 of $1,642,935                      -     1,451,031             -     1,451,031
Other real estate owned             -     1,015,255             -     1,015,255
Other assets                6,983,200    28,720,002   (24,560,446)    4,159,556
                           ----------  ------------  ------------  ------------
  Total assets             $7,012,274  $201,765,954  $(29,863,775) $171,902,179
                           ==========  ============  ============  ============
(Continued on F - 39a)

                             SUPPLEMENTAL SCHEDULES
                United Financial Holdings, Inc. and Subsidiaries
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                               December 31, 1998

                            United
                            Financial
                            Holdings,    United
                            Inc.         Bank           EPW         Trust
                         ------------------------------------------------------
Deposits
  Demand                 $          -            - $ 32,566,151 $             -
  NOW and money market              -   48,550,267            -               -
  Savings                           -    4,686,318            -               -
  Time, $100,000 and over           -   11,912,762            -               -
  Other time                        -   46,654,262            -               -
                         ------------ ------------  -----------    ------------
      Total deposits                -  144,369,760            -               -
Securities sold under
agreements to repurchase            -    8,795,715            -               -
Accrued interest payable       54,274      338,371            -               -
Convertible subordinated
 debentures                   630,000            -            -               -
Long-term debt              6,959,200            -       33,750               -
Other liabilities             438,639    1,716,027      226,657          19,442
                         ------------ ------------  ------------  -------------
      Total liabilities  $  8,082,113 $155,219,873  $   260,407  $       19,442
Company-obligated Mandatory
 Redeemable Capital Securities
 of SubsidiaryTrust Holding
 Solely Subordinated Debentures
 Of The Company                     -            -            -               -
STOCKHOLDERS' EQUITY
7% convertible preferred
  stock, $10 par value;
  150,000 shares authorized;
  20,850 shares issued and
  outstanding at
    December 31, 1998         208,500            -            -               -
Common stock, $.01 par value;
  20,000,000 shares authorized;
  4,045,563 shares issued and
  outstanding at
  December 31, 1998            40,455      750,000        38,539      1,000,000
Paid-in capital             9,192,103    6,042,746       775,813      1,425,992
Common stock subscription
  receivable                 (393,260)           -             -              -
Accumulated other
  comprehensive income        141,313      128,861             -         12,453
Retained earnings           5,581,995    6,695,971      (678,077)       208,441
                         ------------ ------------  ------------    -----------
     Total stockholders'
                           14,771,106   13,617,578       136,275      2,646,886
                         ------------ ------------  ------------    -----------
     Total liabilities
     and stockholders'
     equity              $ 22,853,219 $168,837,451  $    396,682    $ 2,666,328
                         ============ ============  ============    ===========
(Continued on F - 39b)                                               F - 39a

                           SUPPLEMENTAL SCHEDULES
                United Financial Holdings, Inc. and Subsidiaries
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                               December 31, 1998
                                                     Eliminating   Consolidated
                            UFHCT         Total        Entries       Total
                         ------------------------------------------------------
Deposits
  Demand                 $          - $  32,566,151 $  (4,824,255) $ 27,741,896
  NOW and money market              -    48,550,267             -    48,550,267
  Savings                           -     4,686,318             -     4,686,318
  Time, $100,000 and over           -    11,912,762      (450,000)   11,462,762
  Other time                        -    46,654,262             -    46,654,262
                         ------------  ------------  ------------- ------------
      Total deposits                -   144,369,760    (5,274,255)  139,095,505

Securities sold under
agreements to repurchase            -     8,795,715             -     8,795,715
Accrued interest payable       28,198       420,843       (29,074)      391,769
Convertible subordinated
 debentures                         -       630,000             -       630,000
Long-term debt                      -     6,992,950    (6,959,200)       33,750
Other liabilities             774,476     3,175,241      (990,907)    2,184,334
                         ------------ -------------  ------------  ------------
      Total liabilities       802,674   164,384,509   (13,253,436)  151,131,073

Company-obligated Mandatory
 Redeemable Capital Securities
 of SubsidiaryTrust Holding
 Solely Subordinated Debentures
 Of The Company             6,000,000     6,000,000             -     6,000,000
STOCKHOLDERS' EQUITY
7% convertible preferred
  stock, $10 par value;
  150,000 shares authorized;
  20,850 shares issued and
  outstanding at
    December 31, 1998               -       208,500             -       208,500
Common stock, $.01 par value;
  20,000,000 shares authorized;
  4,045,563 shares issued and
  outstanding at
  December 31, 1998           209,600     2,038,594    (1,998,139)       40,455
Paid-in capital                     -    17,436,654    (8,244,551)    9,192,103
Common stock subscription
  receivable                        -      (393,260)            -      (393,260)
Accumulated other
  comprehensive income              -       282,627      (141,314)      141,313
Retained earnings                   -    11,808,330    (6,226,335)    5,581,995
                         ------------  ------------   ------------ ------------
     Total stockholders'
     equity                   209,600    31,381,445   (16,610,339)   14,771,106
                         ------------  ------------  ------------- ------------
     Total liabilities
     and stockholders'
     equity              $  7,012,274  $201,765,954  $(29,863,775) $171,902,179
                         ============  ============  ============  ============

(Continued on F - 40a)                                               F - 39b

                           Supplemental Schedules
                United Financial Holdings, Inc. and Subsidiaries
                SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
                      For the Year Ended December 31, 1998

                            United
                            Financial
                            Holdings,    United
                            Inc.         Bank          EPW         Trust
                          -----------------------------------------------------
Interest income
  Loans and loan fees     $         - $10,381,551  $          - $             -

  Securities
    U.S. Treasury                   -     552,623             -               -
    Obligations of other
    U.S. Government agencies
    and corporations                -     786,035             -          94,482
    Obligations of states
    and political
    subdivisions                    -     104,137             -               -
    Other                       3,694     205,120             -          76,129
    Federal funds sold
    and securities
    purchased under
    reverse repurchase
    agreements                      -     532,014             -               -
                          ----------- -----------  ------------  --------------
      Total interest
      income                    3,694  12,561,480             -         170,611

Interest expense
  NOW and money market              -   1,563,767             -               -
  Savings                           -      96,920             -               -
  Time deposits, $100,000
  and over                          -     547,074             -               -
  Other time                        -   2,668,754             -               -
  Long-term debt
  Subordinated debentures
    issued to subsidiary trust 29,074           -             -               -
  Federal funds purchased and
   securities sold under
   agreementsto repurchase          -     189,678             -               -
                          ----------- -----------  ------------  --------------
    Total interest expense    275,117   5,066,193         4,014               -
                          ----------- -----------  ------------  --------------
    Net interest income      (271,423)  7,495,287        (4,014)        170,611

    Provision for
    loan losses                     -     752,000             -               -
                          ----------- -----------  ------------  --------------
    Net interest income
    after provision
    for loan losses          (271,423)  6,743,287        (4,014)        170,611




(Continued on F - 40b)                                               F - 40a

                             Supplemental Schedules
                United Financial Holdings, Inc. and Subsidiaries
                SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
                      For the Year Ended December 31, 1998


                                                     Eliminating   Consolidated
                            UFHCT         Total        Entries       Total
                          -----------------------------------------------------
Interest income
  Loans and loan fees     $         - $10,381,551  $          -  $   10,381,551

  Securities
    U.S. Treasury                   -     552,623             -         552,623
    Obligations of other
    U.S. Government agencies
    and corporations                -     880,517             -         880,517
    Obligations of states
    and political
    subdivisions                    -     104,137             -         104,137
    Other                      29,074     314,017      (106,079)        207,938
    Federal funds sold
    and securities
    purchased under
    reverse repurchase
    agreements                      -     532,014             -         532,014
                          ----------- -----------  ------------  --------------
      Total interest
      income                   29,074  12,764,859      (106,079)     12,658,780

Interest expense
  NOW and money market              -   1,563,767             -       1,563,767
  Savings                           -      96,920             -          96,920
  Time deposits, $100,000
  and over                          -     547,074       (12,603)        534,471
  Other time                        -   2,668,754             -       2,668,754
  Long-term debt                    -     250,057             -         250,057
  Subordinated debentures
    issued to subsidiary
    trust 29,074               29,074      58,148       (29,950)         28,198
  Federal funds purchased
   and securities sold under
   agreementsto repurchase          -     189,678       (63,526)        126,152
                          ----------- -----------  ------------  --------------
    Total interest expense     29,074   5,374,398      (106,079)      5,268,319
                          ----------- -----------  ------------  --------------
    Net interest income             -   7,390,461             -       7,390,461

    Provision for
    loan losses                     -     752,000             -         752,000
                          ----------- -----------  ------------  --------------
    Net interest income
    after provision
    for loan losses                 -   6,638,461             -       6,638,461




(Continued on F - 41a)                                               F - 40b

                             Supplemental Schedules

                United Financial Holdings, Inc. and Subsidiaries
                SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
                      For the Year Ended December 31, 1998

                            United
                            Financial
                            Holdings,    United
                            Inc.         Bank          EPW         Trust
                          -----------------------------------------------------
Other income

  Service charges on
  deposit accounts        $         - $   706,839  $          - $             -
  Trust and investment
  management income                 -   1,447,113       956,043               -
  Net trading account
  profit                       87,354           -             -               -
  Equity in Earnings of
  Subsidiaries              1,755,877           -             -               -
  Other service charges,
  fees and income           1,340,192     938,879             -               -
                          ----------- -----------  ------------  --------------

    Total other income      3,183,423   1,645,718     1,447,113         956,043

Other expenses

  Salaries and employee
  benefits                          -   3,164,589       976,701         489,290
  Occupancy expense                 -     451,699        69,341          55,807
  Furniture and equipment
  expense                           -     403,283        58,632          50,085
  Data processing expense           -     311,315        41,239          84,213
  Legal and professional fees  25,016      94,466           945             275
  Amortization of intangible
  assets                       38,805      14,725         1,040          24,873
  Other operating expenses     80,301   1,211,952       208,736         246,133
                          ----------- -----------  ------------  --------------
                              144,122   5,652,029     1,356,634         950,676

    Earnings before
    income taxes            2,767,878   2,736,976        86,465         175,978

Income tax expense
   (benefit)                1,010,570     969,555        37,914          71,073
                          ----------- -----------  ------------  --------------

    NET EARNINGS          $ 1,757,308 $ 1,767,421  $     48,551  $      104,905
                          =========== ===========  ============  ==============







(Continued on F - 41b)                                               F - 41a

                             Supplemental Schedules

                United Financial Holdings, Inc. and Subsidiaries
                SUPPLEMENTAL CONSOLIDATING STATEMENT OF EARNINGS
                      For the Year Ended December 31, 1998

                                                     Eliminating   Consolidated
                            UFHCT         Total        Entries       Total
                          -----------------------------------------------------
Other income

  Service charges on
  deposit accounts        $         - $   706,839  $          - $       706,839
  Trust and investment
  management income                 -   2,403,156       (48,000)      2,355,156
  Net trading account
  profit                            -      87,354             -          87,354
  Equity in Earnings of
  Subsidiaries                      -   1,755,877    (1,755,877)              -
  Other service charges,
  fees and income                   -   2,279,071    (1,339,917)        939,154
                          ----------- -----------  ------------  --------------

    Total other income              -   7,232,297    (3,143,794)      4,088,503

Other expenses

  Salaries and employee
  benefits                          -   4,630,580             -       4,630,580
  Occupancy expense                 -     576,847       (54,375)        522,472
  Furniture and equipment
  expense                           -     512,000             -         512,000
  Data processing expense           -     436,767             -         436,767
  Legal and professional fees       -     120,702             -         120,702
  Amortization of intangible
  assets                            -      79,443             -          79,443
  Other operating expenses          -   1,747,122       (90,000)      1,657,122
                          ----------- -----------  ------------  --------------
                                    -   8,103,461      (144,375)      7,959,086

    Earnings before
    income taxes                    -   5,767,297    (2,999,419)      2,767,878

Income tax expense
   (benefit)                        -   2,089,112    (1,078,542)      1,010,570
                          ----------- -----------  ------------  --------------

    NET EARNINGS          $         - $ 3,678,185  $  1,920,877  $    1,757,308
                          =========== ===========  ============  ==============







                                                                       F - 41b